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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE         EAGLE FOOD CENTERS

                                P.O. Box 6700, Rock Island, Illinois 61204-6700 Executive Offices & Distribution Center
                                Route 67 & Knoxville Road, Milan, Illinois 61264
                                Telephone: 309-787-7700/Fax: 309-787-7895

                              FROM: S. Patric Plumley

                              TITLE: Senior Vice President-CFO

                              DATE: June 27, 2001

   SHAREHOLDERS APPROVE REVERSE STOCK SPLIT AND VOTE AGAINST SALE OF COMPANY

      MILAN, ILLINOIS, (June 27, 2001)--Eagle Food Centers, Inc., (NASDAQ:
EGLEC) announced today that the shareholders of the Company had earlier in the day approved an amendment to the Company's Certificate of Incorporation to accomplish a reverse stock split which will result in each four outstanding shares of the Company's common stock being automatically reclassified and changed into one share of the Company's common stock (the "Reverse Split"). The Reverse Split will be completed prior to the opening of trading on June 29, 2001. As a result, every four outstanding shares of Eagle Food Centers, Inc. Common Stock will be automatically converted into one share of Eagle Food Centers, Inc. Common Stock on June 29, 2001. No fractional shares of stock will be issued in the Reverse Split. The Company will pay holders for the value of their fractional shares.

      Holders of the Company's common stock will receive instructions from the Company's transfer agent with respect to the disposition of their existing shares of common stock and the issuance to them of new shares of common stock.

      "The shareholders have overwhelmingly supported a reverse stock split," said Jeff Little, Eagle's CEO and President. "The favorable shareholder vote today is expected to result in the continued listing of Eagle's stock on the Nasdaq SmallCap Market."

      Also, at the meeting today, shareholders voted against a shareholder proposal to urge the Board of Directors to promptly place the Company up for sale to the highest bidder, with 1.3 million shares voted for the proposal and
7.3 million shares voted against the proposal.

      Eagle Food Centers, Inc., is a leading regional supermarket chain headquartered in Milan, Illinois, operating 64 stores in northern and central Illinois and eastern Iowa under the trade names of Eagle Country Markets and BOGO'S Food and Deals.

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   This press release may include statements that constitute "forward-looking"
statements. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors and other risks


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detailed in the Company's periodic report filings with the Securities and
Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.